                      SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C. 20549


                                   FORM 8-K

                                CURRENT REPORT


                      Pursuant to Section 13 or 15(d) of
                      the Securities Exchange Act of 1934


         Date of Report (Date of Earliest Event Reported) July 7, 1997



                         Montgomery Ward Holding Corp.
            (Exact name of registrant as specified in its charter)


   Delaware                         0-17540                        36-3571585
(State or other                 (Commission File                  (IRS Employer
Jurisdiction of                     Number)                      Identification
incorporation)                                                       Number)



     Montgomery Ward Plaza, Chicago, Illinois                        60671
      (Address of principal executive offices)                     (Zip Code)


      Registrant's telephone number, including area code: (312) 467-2000


         (Former name or former address, if changed since last report)
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Item 3.  Bankruptcy or Receivership.

     On July 7, 1997 Montgomery Ward Holding Corp. ("MW Holding" or the "Company") and certain of its U.S. subsidiaries, filed petitions for reorganization under Chapter 11 of the Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware. These related proceedings are being jointly administered under the caption "In re Montgomery Ward Holding Corp., a Delaware corporation, et. al.", Case No. 97-1409 (PJW). MW Holding's debtor retail merchandising subsidiaries include Montgomery Ward & Co., Incorporated, an Illinois corporation ("Montgomery Ward"), and Lechmere, Inc., a Massachusetts corporation ("Lechmere"). The following subsidiaries of MW Holdings were not included in the bankruptcy filings: Signature Financial/Marketing, Inc., and its subsidiaries, which are engaged in direct response marketing (including insurance); Marinco Insurance U.S.A., Inc. and Montgomery Ward Foundation.

     After a long period of negotiation, Montgomery Ward was unable to reach an out-of-court settlement with its lenders. Accordingly, the Company filed the bankruptcy petition in order to obtain an opportunity to reorganize and begin implementing its strategies while Montgomery Ward works to restructure its indebtedness. General Electric Capital Corporation has agreed to provide up to $1 billion in "debtor-in-possession" financing to Montgomery Ward and Lechmere, $300 million of which they are currently authorized to draw by the court. A hearing has been set for July 31, 1997 for final approval of the debtor-in-possession financing. MW Holding expects to reorganize its affairs under the protection of Chapter 11 and to propose and have confirmed a Chapter 11 plan of reorganization for itself and the other filing subsidiaries, including Montgomery Ward.
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                                  SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, the issuer has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                      MONTGOMERY WARD HOLDING CORP.



July   , 1997                     By:
                                     --------------------------------
                                           John L. Workman
                                      Executive Vice President and
                                           Chief Financial Officer